UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market
Preferred Share Purchase Rights	N/A	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2026, HF Foods Group Inc. (the “Company”), its wholly-owned subsidiary, B&R Global Holdings, Inc. (“B&R Global”), and certain other wholly-owned subsidiaries and affiliates of the Company (collectively with the Company, the “Borrowers,” consisting of Working Capital Borrowers and Real Estate Borrowers), as borrowers, and certain material subsidiaries of the Company, as guarantors, entered into a Joinder and Amendment No. 7 (the “Seventh Amendment”) to the Third Amended and Restated Credit Agreement, dated as of March 31, 2022, as previously amended (the “Existing Credit Agreement”, and as amended by the Seventh Amendment, the “Amended Credit Agreement”), with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and JPMorgan, TD Bank, N.A. and Fifth Third Bank, N.A., as lenders. In connection with the Seventh Amendment, Wells Fargo Bank, N.A. ceased to be a lender under the Amended Credit Agreement. The Seventh Amendment does not constitute a novation of the obligations under the Existing Credit Agreement, and all existing obligations thereunder continue in full force and effect as obligations under the Amended Credit Agreement.

The Existing Credit Agreement provided the Company access to a $125 million asset-based revolving credit facility (the “Facility”) and term loans in an aggregate outstanding principal amount of approximately $90.3 million. The Seventh Amendment (a) increases the revolving commitments under the Facility to $140 million and (b) refinances the existing term loans and funds an additional term loan advance of approximately $40.1 million, resulting in term loans in an aggregate outstanding principal amount of $125 million immediately after giving effect to the Seventh Amendment and the concurrent repayment of a portion of the existing term loans. The revolving commitments mature on July 29, 2031, and the term loans mature on July 29, 2036, in each case subject to earlier termination as provided in the Amended Credit Agreement. The aggregate letter of credit sublimit under the Facility is $15 million.

Borrowings under the Amended Credit Agreement may be used for working capital and other general corporate purposes of the Company and its subsidiaries, including permitted acquisitions.

Loans under the Amended Credit Agreement bear interest, at the Borrowers’ option, at a rate based on Term SOFR or a 30-day SOFR-based rate, plus an applicable margin, or at the CB Floating Rate, less an applicable margin. The applicable margin for the term loans is 2.50% until the Company delivers financial statements demonstrating a Total Leverage Ratio of not more than 5.00 to 1.00, after which the applicable margin will be 2.00% or 2.25%, depending on the level of availability under the Facility. The applicable margin for revolving loans is 1.50% or 1.75%, depending on the level of availability under the Facility. For loans bearing interest at the CB Floating Rate, the applicable margin is a reduction of 0.625% for term loans and 1.125% for revolving loans. The Borrowers also pay a commitment fee of 0.15% or 0.20% per annum on the unused revolving commitments.

The term loans amortize in monthly principal installments of approximately $0.7 million, payable on the first business day of each month, with the remaining principal balance due at maturity. In addition, if the Company’s anticipated acquisition of Searay Foods Inc. is not consummated within 120 days following the closing of the Seventh Amendment, the Borrowers are required to prepay approximately $6.8 million of the term loans, and any amounts so prepaid may not be reborrowed. The lenders have consented to the Searay acquisition, subject to satisfaction of specified conditions.

The obligations under the Amended Credit Agreement are secured by liens on substantially all of the assets of the Borrowers and the Guarantors, including mortgages on real property owned by the Real Estate Borrowers. Availability under the Facility is subject to a borrowing base consisting of eligible accounts and inventory.

Certain of the Company’s existing and future material subsidiaries (collectively, the “Guarantors”) are required to guarantee the repayment of the Borrowers’ obligations under the Amended Credit Agreement. In connection with the Seventh Amendment, certain subsidiaries of the Company became Real Estate Borrowers under the Amended Credit Agreement.

The Amended Credit Agreement contains customary affirmative and negative covenants, including limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, grant or permit liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, make payments on subordinated indebtedness and enter into affiliate transactions. The Amended Credit Agreement also requires the Borrowers to maintain (i) a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 as of the end of each fiscal quarter and (ii) availability of not less than $12.5 million at all times through the first anniversary of the closing of the Seventh Amendment and not less than $7.5 million at all times thereafter.

The Amended Credit Agreement contains customary events of default, including failure to pay principal, interest or other amounts when due, breach of representations, warranties or covenants, cross-default with respect to other indebtedness in excess of $2.5 million, certain bankruptcy and insolvency events, certain unsatisfied judgments in excess of $1.0 million, and a change in control of the Company. Upon the occurrence and during the continuance of an event of default, the Administrative Agent may declare all outstanding obligations immediately due and payable and may exercise remedies with respect to the collateral.

The Borrowers are responsible for paying the fees and expenses associated with the Seventh Amendment.

The terms of the Existing Credit Agreement were previously reported in the Company’s Report on Form 8-K filed March 31, 2022, and those disclosures are incorporated by reference in this Current Report on Form 8-K. The terms of the Joinder and Amendment No. 5 to Third Amended and Restated Credit Agreement were previously reported in the Company's Report on Form 8-K filed April 3, 2026, and those disclosures are incorporated by reference in this Current Report on Form 8-K.

Neither the Company nor any of its affiliates has any material relationship with any of the other parties to the Amended Credit Agreement, except for (i) the Company’s previous credit facilities, with respect to which certain of the other parties to the Amended Credit Agreement (and their respective affiliates) were lenders and (ii) commercial banking, investment banking, underwriting, trust and other financial advisory services provided (or to be provided) to the Company and its subsidiaries by certain of the lenders under the Amended Credit Agreement (and their respective affiliates), for which they have received (or will receive) customary fees and expenses.

The foregoing description of the Seventh Amendment and the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, including the Amended Credit Agreement attached as an exhibit thereto, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is set forth in Item 1.01 above, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Joinder and Amendment No. 7 to Third Amended and Restated Credit Agreement, dated as of July 29, 2026, by and among HF Foods Group Inc. B&R Global Holdings, Inc., subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain lender parties thereto. *†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and similar attachments have been omitted pursuant to Item 601(a)(5)of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

†Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are both (i) not material to investors and (ii) the type of information that the Company customarily and actually treats as private or confidential, and have been marked with ‘‘[***]’’ to indicate where omissions have been made. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: July 31, 2026	/s/ Paul McGarry
Paul McGarry
Chief Financial Officer